As filed with the U.S. Securities and Exchange Commission on July 26, 2010

File Nos. 333-152628

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [X]

Pre-Effective Amendment No.    [   ]

Post-Effective Amendment No.  1

JOHN HANCOCK FUNDS III

(Exact Name of Registrant as Specified in Charter)

601 Congress Street

Boston, Massachusetts 02110

(Address of Principal Executive Offices)

(617) 663-3241

(Registrant’s Area Code and Telephone Number)

Thomas M. Kinzler 601 Congress Street Boston, Massachusetts 02110 (Name and Address of Agent for Service)	With copies to: Mark P. Goshko, Esq. K&L Gates LLP One Lincoln Street Boston, Massachusetts 02111

JOHN HANCOCK FUNDS III (“Registrant”)

CONTENTS OF REGISTRATION STATEMENT

This Registration Statement contains the following papers and documents:

Cover Sheet

Contents of Registration Statement

Part A — Joint Proxy Statement/Prospectus – Incorporated by reference to the Registrant’s Registration statement on Form N-14 filed on July 30, 2008, SEC Accession No. 0001145443-08-002236

Part B — Statement of Additional Information of Registrant – Incorporated by reference to the Registrant’s Registration Statement on Form N-14 filed on July 30, 2008, SEC Accession No. 0001145443-08-002236

Part C — Other Information

Signature Page

Exhibits – The sole purpose of this filing is to file as exhibits (i) the opinion and consent of counsel supporting the tax matters and consequences to shareholders of the reorganization described in the Registrant’s Registration Statement on Form N-14, filed on July 30, 2008, as required by Item 16(12) of Form N-14, and (ii) the executed Agreement and Plan of Reorganization. Part C of this Registration Statement has been updated as necessary.

PART C

OTHER INFORMATION

ITEM 15.        INDEMNIFICATION

No change from the information set forth in Item 30 of the most recently filed Registration Statement of John Hancock Funds III (“Registrant”) on Form N-1A under the 1933 Act and the 1940 Act (File Nos. 333-140210 and 811-21777) as filed with the Securities and Exchange Commission (the “SEC”) on June 25, 2010 (accession no. 0000950123-10-61105), which information is incorporated herein by reference.

ITEM 16.        EXHIBITS

Exhibit No.	Exhibit Description	Note
(1)(a)	Amended and Restated Declaration of Trust dated August 12, 2005.	(1)
(1)(b)	Amendment to Declaration of Trust dated September 2, 2009.	(2)
(2)(a)	By-Laws dated June 9, 2005.	(3)
(2)(b)	Amendment to By-Laws dated June 9, 2009.	(4)
(3)	Not applicable.
(4)	Agreement and Plan of Reorganization.	(#)
(5)	Instruments Defining Rights of Security Holders, see Exhibits (1) and (2).
(6)(a)	Advisory Agreement between John Hancock Funds III and John Hancock Investment Management Services, LLC (“JHIMS”).	(5)
(6)(b)	Subadvisory Agreement between JHIMS and Rainier Investment Management Services, Inc. (“Rainier”).	(6)

(1) Incorporated by reference to an exhibit filed with pre-effective amendment no. 2 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on September 2, 2005 (Accession No. 0000898432-05-000776).

(2) Incorporated by reference to an exhibit filed with post-effective amendment no. 26 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 25, 2010 (Accession No. 0000950123-10-061105).

(3) Incorporated by reference to an exhibit filed with Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 15, 2005 (Accession No. 0000898432-05-000492).

(4) Incorporated by reference to an exhibit filed with post-effective amendment no. 19 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on June 30, 2009 (Accession No. 0000950123-09-018788).

(#) Filed herewith.

(5) Incorporated by reference to an exhibit filed with post-effective amendment no. 20 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on July 31, 2009 (Accession No. 0000950123-09-028376).

(6) Incorporated by reference to an exhibit filed with post-effective amendment no. 8 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on May 19, 2008 (Accession No. 0000950135-08-003822).

Exhibit No.	Exhibit Description	Note
(7)	Distribution Agreement between John Hancock Funds, LLC and Registrant.	(1)
(8)	Not applicable.
(9)	Master Custodian Agreement between Registrant and State Street Bank and Trust Company.	(2)
(10)(a)	Classes A, B, and C Distribution Plans between the Fund and John Hancock Funds, LLC dated August 3, 2004.	(7)
(10)(b)	John Hancock Funds Class A, Class B, Class C and Class I Multiple Class Plan pursuant to Rule 18f-3.	(7)
(11)	Opinion and Consent of Counsel.	(8)
(12)	Opinion as to Tax Matters and Consent.	(#)
(13)(a)	Master Transfer Agency and Services Agreement dated June 1, 2007 between Registrant and John Hancock Signature Services.	(9)
(13)(b)	Amended and Restated Expense Limitation Agreement dated June 8, 2010 between the Registrant and JHIMS.	(2)
(14)	Consents of Independent Registered Public Accounting Firms.	(8)
(15)	Not applicable.
(16)	Powers of Attorney.	(8)
(17)(a)	Code of Ethics of JHA, MFC, and each John Hancock open-end and closed-end fund dated July 1, 2006.	(10)
(17)(b)	Code of Ethics of Rainier.	(2)
(17)(c)	Form of Proxy Card.	(8)

(7) Incorporated by reference to an exhibit filed with post-effective amendment no. 3 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on December 15, 2006 (Accession No. 0001010521-06-000969).

(8) Incorporated by reference to an exhibit filed with the Registrant’s Registration Statement on Form N-14 (File Nos. 333-148689 and 811-21777), as filed with the SEC on July 30, 2008 (Accession No. 0001145443-08-002236).

 (9) Incorporated by reference to an exhibit filed with post-effective amendment no. 5 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on January 16, 2008 (Accession No. 0000950135-08-000181).

(10) Incorporated by reference to an exhibit filed with post-effective amendment no. 21 to Registrant’s Registration Statement on Form N-1A (File Nos. 333-125838 and 811-21777), as filed with the SEC on February 23, 2010 (Accession No. 0000950135-08-000181).

Item 17.           Undertakings.

(1)                The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the “1933 Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)        The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the 1933 Act, each post-effective amendment shall be deemed to be a new Registration Statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

NOTICE

A copy of the Amended and Restated Declaration of Trust of John Hancock Funds III is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that this instrument is executed on behalf of the Registrant by an officer of the Registrant as an officer and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees, officers or shareholders individually, but are binding only upon the assets and property of the Registrant.

SIGNATURES

As required by the Securities Act of 1933, this registration statement has been signed on behalf of the Registrant, in the City of Boston and Commonwealth of Massachusetts on the 26th day of July  2010.

                                                            JOHN HANCOCK FUNDS III

By: /s/Keith F. Hartstein

        Keith F. Hartstein

        President and Chief Executive Officer

As required by the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/Keith F. Hartstein Keith F. Hartstein	President and Chief Executive Officer	July 26, 2010
/s/Charles A. Rizzo Charles A. Rizzo	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 26, 2010
/s/James R. Boyle* James R. Boyle	Trustee	July 26, 2010
/s/James F. Carlin* James F. Carlin	Trustee	July 26, 2010
/s/William H. Cunningham* William H. Cunningham	Trustee	July 26, 2010
/s/Charles L. Ladner* Charles L. Ladner	Trustee	July 26, 2010
/s/Patti McGill Peterson* Patti McGill Peterson	Trustee	July 26, 2010
s/John A. Moore* John A. Moore	Trustee	July 26, 2010
/s/Steven R. Pruchansky* Steven R. Pruchansky	Trustee	July 26, 2010
/s/John G. Vrysen* John G. Vrysen	Trustee	July 26, 2010
*By: Power of Attorney
By: /s/David D. Barr David D. Barr
Attorney-in-Fact
Pursuant to Power of Attorney filed with the Registrant’s Registration Statement on Form N-14 as filed with the Securities and Exchange Commission on July 30, 2008

EXHIBIT INDEX

Exhibit No.	Description
(4)	Agreement and Plan of Reorganization
(12)	Opinion as to Tax Matters and Consent.